                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):        FEBRUARY 12, 1999



                             BISCAYNE APPAREL, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




      FLORIDA                        1-9635                 65-0200397
 ---------------------------      ------------          ------------------
(State or other jurisdiction      (Commission           (I.R.S. Employer
of incorporation)                  File Number)         Identification No.)


                                1373 BROAD STREET
                                CLIFTON, NJ 07013
                                -----------------
               (Address of principal executive offices)(Zip Code)


                                 (973) 473-3240
                                 --------------
               Registrant's telephone number, including area code:

     ---------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

                           CURRENT REPORT ON FORM 8-K

                             BISCAYNE APPAREL, INC.

                                FEBRUARY 12, 1999


ITEM 3  BANKRUPTCY OR RECEIVERSHIP.

Biscayne Apparel, Inc. (the "Registrant") announced that it and its subsidiary, M&L International, Inc. ("M&L") filed for protection under Chapter 11 of the Bankruptcy Code. The Chapter 11 petitions were filed with the United Sates Bankruptcy Court for the Southern District of New York on February 5, 1999.

The Registrant did not make the interest payment due on December 15, 1998 relating to its 13% Subordinated Notes due December 15, 1999 (the "Subordinated Notes"). Pursuant to the Indenture for the Subordinated Notes, the Registrant's nonpayment of interest became an event of default under the Subordinated Notes. Once an event of default under the Subordinated Notes occurs and is continuing, the Indenture Trustee by notice to the Registrant, or the holders of a majority in principal amount of the Subordinated Notes then outstanding by notice to the Registrant and the Trustee, may declare to be due and payable immediately an amount equal to the sum of the outstanding principal balance of the Subordinated Notes and any accrued interest thereon. If the Subordinated Notes, and accrued interest thereon, were accelerated, the Registrant would not be able to operate without immediate alternative financing being available.

Additionally, the Registrant has not been in compliance with the requirements of its Loan Agreement with its bank lenders relating to collateral coverage and levels of tangible net worth. The Registrant's senior bank lenders have allowed the Registrant to remain in violation of its Loan Agreement. However, a Reservation of Rights and Waiver agreement was entered into whereby the Registrant's senior bank lenders agreed to extend credit at their discretion without waiving any rights that arose upon the events of default.

The Registrant had discussed its continuing financing needs for 1999 with its existing lenders and other lenders. Neither existing lenders or any other lenders agreed to fund such needs or otherwise to provide working capital financing that would permit the Registrant to operate as it has in the past.

Without immediate financing available for M&L, the Registrant was faced with the alternative of a sale or liquidation of M&L. If M&L were unable to open letters of credit on a timely basis, the value of M&L's assets and operations, as a going concern, would rapidly diminish. Therefore, the Registrant entered into the Agreements referred to below under Item 5 of this Current Report, which Agreements provide that the purchaser, which is affiliated with Amerex (USA) Inc., would open letters of credit for M&L and in turn receive an assignment of related customer order backlog against such goods. The Agreements are subject to the approval of the Bankruptcy Court.

The Registrant and M&L filed for protection under Chapter 11 of the Bankruptcy Code to effect an orderly sale of M&L pursuant to the Agreements. M&L anticipates that the net proceeds from finalization of the sale and liquidation of its assets shall be sufficient to ultimately repay its liabilities. Nonetheless, the consummation of the transactions provided for under the Agreements is contingent upon the approval of the Bankruptcy Court and on the satisfaction of various terms and conditions of the Agreements.

Previously, The Registrant announced that it had retained the investment banking arm of Kurt Salmon Associates, an Atlanta-based consultant to retailers and consumer products companies, to advise the Registrant on strategic alternatives. As a result of this process, the Registrant determined to dispose of the majority of the assets of its subsidiaries' Biscayne Apparel International, Inc. ("BAII") and Mackintosh of New England Co. ("Mackintosh"). The Registrant is in the process of finalizing the sale and liquidation of the remaining assets of these subsidiaries.

This Current Report contains certain forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Disposition of some or all of the remaining operating units and/or assets of the Registrant may not be completed within the foreseeable future. All forward-looking statements should be considered in light of these risks and uncertainties.


ITEM 5  OTHER EVENTS.

Concurrent with the Chapter 11 filings described above under Item 3, , the Registrant announced that M&L has entered into an Asset Purchase Agreement and an Interim Agreement (collectively "the Agreements") with a subsidiary of Amerex
(USA) Inc. to purchase a substantial portion of M&L's assets and operations, subject to the approval of the Bankruptcy Court.



EXHIBIT NO.                DESCRIPTION

10.1 Asset Purchase Agreement, dated February 5, 1999, by and among M&L International, Inc. and M&L International (H.K.) Limited, as Sellers and, M&L International Group, LLC, M&L Hong Kong, Ltd. and Amerex (USA) Inc., as Buyer

10.2 Interim Agreement, dated February 5, 1999, by and among M&L International Inc., Amerex (USA) Inc. and M&L International Group, LLC

99.1     Press Release, dated February 5, 1999.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

                              BISCAYNE APPAREL, INC.


Date:  February 12, 1998
                              By:   /s/ Peter Vandenberg
                                  -------------------------------------------
                                  Peter Vandenberg, Jr.
                                  President, Chief Operating Officer, Treasurer and Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
  NO.    DESCRIPTION
-------  -----------
10.1     Asset Purchase Agreement, dated February 5, 1999, by and among M&L
         International, Inc. and M&L International (H.K.) Limited, as Sellers
         and, M&L International Group, LLC, M&L Hong Kong, Ltd. and Amerex (USA)
         Inc., as Buyer

10.2     Interim Agreement, dated February 5, 1999, by and among M&L
         International Inc., Amerex (USA) Inc. and M&L International Group, LLC

99.1     Press Release, dated February 5, 1999.